                                                                     EXHIBIT 8.1

                   [Letterhead of Jones, Day, Reavis & Pogue]

                                  June 8, 1998



Sterling Software, Inc.
300 Crescent Court, Suite 1200
Dallas, TX  75201

Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Sterling Software (Connecticut), Inc. ("Merger Sub"), a Connecticut corporation and wholly owned subsidiary of Sterling Software, Inc. ("Parent"), a Delaware corporation, with and into Mystech Associates, Inc. ("Mystech"), a Connecticut corporation, pursuant to the statutory merger laws of the State of Connecticut. For purposes of this opinion, we have relied upon, and assumed the completeness, truth and accuracy of, the information contained in the Agreement and Plan of Merger dated as of May 27, 1998, the Proxy Statement/Prospectus dated June 8, 1998, and the certificates dated the date hereof, containing representations of Parent and the
Company, without having independently confirmed the accuracy thereof.   In
addition, we have assumed that any representations qualified by reference to the knowledge or belief of the representor are true without such qualification. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in such documents.

     Based upon the foregoing, and provided that the facts, assumptions, and representations referenced above set forth the facts relating to the Merger fully and accurately as of the date hereof, and will set forth such facts fully and accurately as of the Effective Time of the Merger, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code, that Parent, Merger Sub, and Mystech will each be "a party to the reorganization" within the meaning of section 368(b) of the Code, that no gain or loss will be recognized by Parent, Merger Sub, or Mystech upon consummation of the Merger, and that no gain or loss will be recognized by the shareholders of Mystech upon their exchange of Shares of Mystech Common Stock for Sterling Software Common Stock under section 354 of the Code, except with respect to receipt of cash in lieu of fractional shares.

     This opinion relates solely to the federal income tax consequences of the Merger discussed herein, and no opinion is expressed as to the consequences under any foreign, state or local tax law. Further, and notwithstanding anything in the foregoing to the contrary, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person by reason of such first-mentioned person's special status, characteristics or situations, including but not limited to status as (a) a tax-exempt entity or (b) a person who is not a United States person (within the meaning of section 7701(a)(30) of the Code). Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service and judicial authorities

Sterling Software, Inc.
June 8, 1998
Page 2


published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement on Form S-4 (No. 333-53747) filed by Parent with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of such Registration Statement.


                              Very truly yours,


                              /s/ Jones, Day, Reavis & Pogue


                              Jones, Day, Reavis & Pogue